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Exhibit 99
                                                              PR NEWSWIRE

                     NORTH EUROPEAN OIL ROYALTY TRUST
                        ANNOUNCES THE DISTRIBUTION
                   FOR THE FOURTH QUARTER OF FISCAL 2009


     Red Bank, N.J.  October 30, 2009   The Trustees of North European
Oil Royalty Trust (NYSE-NRT) announced today a quarterly distribution of 38 cents per unit for the fourth quarter of fiscal 2009, payable on November 25, 2009 to holders of record on November 13, 2009. Natural gas sold during the third calendar quarter of 2009 is the primary source of royalty income upon which the November distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of 38 cents was 63.1% lower than the distribution of $1.03 for the fourth quarter of fiscal 2008.

     Royalty income in the fourth quarter of 2009 was lower than the fourth quarter 2008 due to lower gas prices and lower gas sales. The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession.


                            4th Fiscal Qtr.  4th Fiscal Qtr.     Percentage
                               10/31/09         10/31/08           Change
                            ---------------  ---------------     ----------

Mobil Agreement:
---------------
    Gas Sales (Bcf(1))          11.938           13.545          -  11.86%
    Gas Prices (Ecents/Kwh(2))  1.4274           2.7510          -  48.11%
    Gas Prices ($/Mcf(3))       $ 6.01           $11.03          -  45.51%

OEG Agreement:
-------------
    Gas Sales (Bcf)             30.805           33.170          -   7.13%
    Gas Prices (Ecents/Kwh)     1.6487           2.9060          -  43.27%
    Gas Prices ($/Mcf)          $ 6.72           $10.96          -  38.69%

Average Euro for Dollar
Exchange Rate(4)                $1.4606          $1.3736         +   6.33%

(1) Billion cubic feet
(2) Eurocents per Kilowatt hour
(3) Dollars per thousand cubic feet
(4) Based on average exchange rates of cumulative royalty transfers


     Total distribution of $3.01 per unit for the twelve months of fiscal 2009 was 65 cents per unit or 17.8% lower than the distribution of $3.66 for the same period last year. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.



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Contact -- John R. Van Kirk, Managing Director, telephone:  (732) 741-4008,
e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.